                                                                   EXHIBIT 10.52
                           FIRST AMENDMENT TO LEASE
                           ------------------------

    This First Amendment to Lease ("Amendment") is made as of November 19, 1995 by 1300 El Camino Associates, L.P., a California limited partnership ("Landlord") and Pan American Bank (FSB), ("Tenant").

    A. Pursuant to the terms of the written lease Agreement between Tenant as Tenant and Landlord's predecessor-in-interest, "RESOLUTION TRUST CORPORATION AND OLD STONE BANK OF CALIFORNIA, Owners (50% ownership - The Resolution Trust Corporation as Receiver for Pan American Federal Savings Bank and Old Stone Bank of California, a Federal Savings Bank)," as Landlord, dated September 26, 1994 (the "Lease"), Tenant leases from Landlord approximately 7,720 rentable square feet of office space on the third floor of the building known as the 1300 S. El Camino Real Building, at 1300 South El Camino Real, San Mateo, California (the "Building"). Capitalized terms not defined in this Amendment shall have the meanings given them in the Lease.

    B. Landlord and Tenant desire to amend the Lease to provide for, among other things: (i) lease by Tenant of certain additional office space on the third floor of the Building, (ii) extension of the Lease term, and (iii) construction of certain improvements in the additional space, all upon and subject to the terms and conditions set forth in this Amendment.

    NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements of the parties herein, Landlord and Tenant hereby agree as follows:

    1.  Lease of Additional Space.  In addition to the approximately 2,365
        -------------------------
rentable square feet of office space designated as Suite 310 and the approximately 5,355 rentable square feet of office space designated as Suite 300 originally leased by Tenant pursuant to the Lease (the "Original Premises"), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord on the terms and conditions hereinafter set forth, approximately 1,161 rentable square feet of additional office space on the third floor of the Building, commonly known as Suite 330, as shown on Amended Exhibit A attached hereto (the
                                -----------------
"Additional Space"). During the term of the Lease with respect to the Additional Space, the Additional Space shall be included in the "Premises" for all purposes under the Lease as amended by this Amendment.

    2.  Term of Lease. The term of the Lease with respect to the Additional
        -------------
Space shall commence on (a) the later of (i) March 1, 1996 (the "Scheduled Commencement Date") or (ii) the date on which Landlord has "Substantially Completed" Landlord's construction obligations with respect to the improvements (the "Improvements") to be constructed and installed in the Additional Space by Landlord (or, in the event of any "Tenant Delay", the date on which Landlord could have done so had there been no such "Tenant Delay"), or (b) any earlier date upon which Tenant, with Landlord's written permission, actually occupies and conducts business in any portion of the Additional Space (the "Additional Space Commencement Date"). The parties anticipate that the Additional Space Commencement Date will occur on or about the Scheduled Commencement Date. When the Additional Space Commencement Date has been established, Landlord and Tenant shall confirm the same in writing. Notwithstanding any provision to the contrary in Section 2 of the Lease, the Expiration Date shall be December 31, 2000 (instead of March 31, 2000), and the Term of the Lease (with respect to all of the Premises, including both the Original Premises and the Additional Space), shall expire on December 31, 2000 (instead of March 31, 2000).

    3.  Base Rent. Tenant shall pay Base Rent for the entire Premises as set
        ---------
forth on Exhibit B attached hereto and incorporated herein by reference.
         ---------

    4.  Additional Rent:  Commencing on the Additional Space Commencement Date,
        ---------------
"Tenant's Share" as defined in Section 4 of the Lease ("Additional Rent:
Increase in Operating

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

Costs and Taxes") shall be increased to reflect the increased rentable area of the Premises resulting from Tenant's leasing of the Additional Space. For the calendar year in which the Additional Space Commencement Date falls, Tenant's Share of increases in Operating Costs and Taxes over Base Operating Costs and Taxes shall be prorated as provided in Section 4.3 of the Lease, based on the 7,720 square foot rentable area of the Original Premises for the portion of such year prior to the Additional Space Commencement Date, and based on the 8,881 square foot total rentable area of the Premises (including the Additional Space as well as the Original Premises) from (and including) the Additional Space Commencement Date through the end of such year.

    5.  Remodeling of the Additional Space
        ----------------------------------

        (a) Improvements.    Landlord shall with reasonable diligence,  using
            ------------
Commercial Interior Contractors ("CIC") as its general contractor, perform remodeling work in the Additional Space in accordance with the "Final Construction Documents" approved by Tenant and Landlord pursuant to Paragraph
(b) below ("Improvements").

        (b) Construction Documents. A preliminary space plan for the
            ----------------------
Improvements (the "Space Plan") dated September 20, 1995 and attached hereto as Exhibit C, has previously been prepared by S.J. Sung & Associates (the "Architect") and delivered to Tenant. By January 15, 1995, Tenant shall furnish to the Architect such information as may be necessary to finalize the Space Plan. Landlord shall cause the Architect to prepare and deliver the final Space Plan to Tenant within three (3) business days after the Architect has received all information from Tenant necessary for the preparation of the Space Plan. Tenant shall review and respond to the final Space Plan within three (3) business days after receipt thereof, specifying any changes or modifications Tenant desires in the Space Plan. If necessary, the Architect will then revise and resubmit the revised final Space Plan to Tenant for its approval within two
(2) business days after receiving Tenant's comments. Tenant shall review and approve any such revised final Space Plan within two (2) business days of receipt thereof. After the Space Plan is finalized, Landlord shall cause to be prepared and submitted to Tenant a preliminary cost estimate and detailed plans and specifications sufficient to permit the construction of the Improvements ("Construction Documents"). Tenant shall review and respond to the Construction Documents within five (5) business days after receipt thereof, specifying any changes or modifications Tenant desires in the Construction Documents. If necessary, the Architect will then revise and resubmit the Construction Documents to Tenant for its approval. Tenant shall review and approve any such revised Construction Documents within three (3) business days of receipt thereof. If necessary, Landlord will provide Tenant with a revised cost estimate. Tenant shall approve or disapprove the same within three (3) business days after receipt. The revised Construction Documents and cost estimate, as approved by Tenant, are hereinafter referred to as the "Final Construction Documents" and "Final Cost Estimate" (respectively). If Tenant fails to furnish information and give its written approval of any of the foregoing items within the time periods provided above, Tenant shall be responsible for all additional costs and delays arising from its failure to so timely approve or disapprove such items, as provided below.

        (c) Construction.  Upon approval by Tenant of the Final Construction
            ------------
Documents and the Final Cost Estimate, Landlord shall direct CIC to proceed with reasonable diligence to cause the Improvements to be Substantially Completed in accordance with the Final Construction Documents.

          The Improvements shall be deemed to be "Substantially Completed" when they have been completed in accordance with the Final Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural "punch list". (The definition of Substantially Completed shall also define the terms "Substantial
Completion" and "Substantially Complete.")   The date on which the Improvements
are Substantially Completed shall be termed the "Substantial Completion Date."

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

          Within five (5) business days following Substantial Completion of the Improvements, and prior to Tenant's occupancy of the Additional Space, Landlord and Tenant shall inspect the Improvements and jointly prepare a "punch list" of agreed items of construction remaining to be completed. Tenant shall cooperate with and accommodate Landlord, the contractor and its workers in the construction of the Improvements and completion of the items on the punch list. Landlord shall use reasonable efforts to complete the punch list items within 45 days of such inspection.

          Any additional alterations or improvements to the Additional Space desired by Tenant other than the Improvements shall be made after Substantial Completion of the Improvements and shall be subject to the provisions of the Lease relating to alterations.

        (d) Cost of Suite lmprovements.  Landlord shall pay for the preparation
            --------------------------
by the Architect of the preliminary Space Plan and up to one revision of the preliminary Space Plan. In addition, Landlord shall contribute an allowance (the "Allowance") of up to $23,220.00 ($20.00/rsf) toward the cost of the Improvements. The Allowance shall be used for the cost of the construction and installation of the Improvements pursuant to the Final Construction Documents (including without limitation, permit fees in connection therewith, the usual markups consisting of 8% for costs of overhead and profit, and actual costs of supervision up to a maximum of 5%, and costs of preparation of the Construction Documents). If the total cost of the Improvements (including all the costs described above) exceeds the Allowance, the balance, if any, of the cost of the Improvements ("Additional Cost") shall be paid by Tenant to Landlord within 30 days after receipt of Landlord's invoice or other billing therefor after Substantial Completion of the Improvements.

          Landlord will use reasonable care in preparing the cost estimates, but they are estimates only and do not limit Tenant's obligation to pay for the actual Additional Cost of the Improvements, if the actual costs of the improvements exceeds the estimated amounts.

        (e) Changes. If Tenant requests any change, addition or alteration in or
            -------
to any Final Construction Documents subsequent to the approval of the Final Construction Documents ("Changes"), Landlord shall prepare additional Construction Documents implementing such Change. As soon as practicable after the completion of such additional Construction Documents, Landlord shall notify Tenant of the estimated cost of the Changes. Within three (3) business days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant approves the Change, Landlord shall proceed with the Change and the cost of the Change shall be included in the total cost of the Improvements for purposes of paragraph (d) above. If Tenant fails to approve, or disapproves, the Change within such period, construction of the Improvements shall proceed as provided in accordance with the original Construction Documents.

        (f) Delays. Tenant shall be responsible for, and shall pay to Landlord,
            ------
any and all costs and expenses incurred by Landlord in connection with any Tenant Delay in the commencement or completion of any Improvements and any increase in the cost of Improvements above the Allowance caused by any Tenant Delays, as defined in the Construction Rider to the Lease, provided that Tenant is notified by Landlord of any such Tenant Delay (which notice may be delivered via facsimile) and fails to cure such delay within one business day of receipt of such notice.

        (g) Substantial Completion.  Neither Landlord nor its representatives
            ----------------------
shall be liable to Tenant for any damage resulting from any delay in completing Landlord's construction obligations hereunder. If any delays in Substantially Completing the Improvements are attributable to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date on which Landlord could have Substantially Completed the Improvements but for such Tenant Delays.

        (h) Access to Premises.  Landlord shall allow Tenant or Tenant's
            ------------------
Representatives to enter the Additional Space prior to Substantial Completion, without any obligation to pay Base Rent or Additional Rent, to permit Tenant to make the Additional Space ready for its use and occupancy; provided, however, that prior to such entry of the Additional Space, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant's insurance, as described in
Section 12.l - "Tenant's Insurance" of the Lease, shall be in effect as of the time of such entry. Landlord may revoke such permission, for parties other than Tenant's contractors, at any time upon twenty-four (24) hours notice. Tenant and its Representatives shall not interfere with Landlord or Landlord's contractor in completing the Improvements.

    Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property placed upon or installed in the Additional Space prior to Substantial Completion of the Improvements in such Additional Space, the same being at Tenant's sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry of the Additional Space by Tenant or its Representatives.

        (i) Ownership of Improvements.  All Improvements, whether installed by
            -------------------------
Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease, in accordance with the provisions of the Lease.

        (j) No Fee to Landlord. Landlord shall receive no fee for supervision,
            ------------------
profit, overhead or general conditions in connection with the Improvements.

        (k) No Miscellaneous Charges. Tenant shall not be charged for parking
            ------------------------
(to the extent parking is available) or for the use of electricity, water or HVAC in the Additional Space during the construction of the Improvements.

    6.  Signage.  As soon after execution of this Amendment as may be
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reasonably practicable, Landlord shall proceed with commercially reasonable efforts to seek the requisite governmental approvals for construction of a monument sign at the Project (the "Monument Signage") substantially as shown on the plan, as shown on Exhibit D attached hereto (the "Sign Plan"). If Landlord obtains all requisite consents, approvals and permits, Landlord shall proceed with reasonable diligence to construct the Monument Signage (including Tenant's name, substantially as shown on the Sign Plan, as the same may be modified or revised in the course of the review, consent, approval and permitting process). Tenant shall bear a proportionate share of the cost of the Monument Signage, as follows: All costs incurred by Landlord in connection with the design, approval and construction of the Monument Signage shall be amortized by Landlord over 120 months (ten years) on a straight line basis with an interest factor of 12% (or in such other manner as Landlord in good faith may elect). Tenant shall pay to Landlord monthly (or at such other interval or intervals not more frequent than monthly as Landlord may from time to time elect) Tenant's proportionate share of the costs incurred by Landlord in connection with the Monument Signage, including costs of design, approval and construction of the Monument Signage (amortized as provided above), costs of maintenance, repair and replacement of the Monument Signage, and all other costs incurred by Landlord in connection with the Monument Signage. Tenant's proportionate share shall be based on the total number of names of tenants displayed on the Monument Signage from time to time. If, for example, there are initially names of four tenants (including Tenant) displayed, Tenant's proportionate share initially would be 1/4 (or 25%). If instead at some time there are names of five tenants (including Tenant) displayed on the Monument Signage, Tenant's proportionate share then would be 1/5 (or 20%). Tenant understands and agrees: (x) that Landlord cannot provide Tenant with any assurance or guaranty that the Monument Signage will be approved or permitted and (y) that all other provisions of this Amendment shall remain in full force and effect notwithstanding any inability by Landlord or failure of Landlord to obtain the requisite consents, approvals and permits to construct the Monument Signage. Tenant also understands and agrees that display of Tenant's name on any Monument Signage shall be subject to all applicable governmental conditions and requirements and that if

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

for any reason Landlord is required to remove any such Monument Signage or is prohibited from maintaining, repairing or restoring it, Tenant's rights with respect to such Monument Signage shall terminate and Landlord shall have no liability with respect thereto. All rights of Tenant with respect to any such Monument Signage are strictly personal to the original Tenant executing this Amendment to Lease and may not be assigned or transferred to or utilized any manner by any other person or entity. Upon expiration or other termination of the term of the Lease or any vacation of the Premises by Tenant, Tenant shall pay to Landlord the cost of removing Tenant's name from any such Monument Signage.

    7.  Additional Security Deposit. Upon execution of this Amendment, Tenant
        ---------------------------
shall deposit with Landlord an additional $1,973.00 to increase the security deposit pursuant to Section 26 of the Lease by $1,973.00 (to a total of $13,630.20).

    8.  Brokers. Landlord and Tenant each warrants and represents for the
        -------
benefit of the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that it knows of no other real estate broker or agent other than Broker who is or might be entitled to a real estate brokerage commission or finder's fee in connection with this Amendment. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made by any broker or individual for commissions or fees resulting from the actions of the indemnifying party in connection with this Amendment.

    9.  General Provisions. All terms and provisions of the Lease, as modified
        ------------------
by this Amendment, shall continue in full force and effect and the parties hereby ratify the same. The terms of this Amendment are binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.


LANDLORD                                       TENANT

1300 EL CAMINO ASSOCIATES, L.P.                PAN AMERICAN BANK (FSB)
a California limited partnership

By:  Office Opportunity Capital
     Partners II, LLC, a California
     limited liability company

By: /s/ R. Matthew Moran                       By: /s/ Lawrence J. Grill
    ------------------------------                 ---------------------------

Name:    R. Matthew Moran                      Name: Lawrence J. Grill
     -----------------------------                  --------------------------

Title:    Manager                              Title:  Pres
     ------------------------------                  -------------------------

By: /s/ John Hamilton
   --------------------------------

Name:    John Hamilton
     ------------------------------

Title:    Manager
      -----------------------------

                                   EXHIBIT B
                               BASE RENT SCHEDULE


      Original Premises               Original Premises                 Additional Space             Total Monthly Base Rent
          Suite 300                        Suite 310                        Suite 330
    5,355 rentable square feet       2,365 rentable square feet       1,l61 rentable square feet

4/1/96          $8,086.05                 $3,571.15                      $1,973.70               $13,630.90
l1/30/96

12/1/96 -       $8,246.70                 $3,642.10                      $2,031.75               $13,920.55
11/30/97


12/1/97 -       $8,246.70                 $3,642.10                      $2,147.85               $14,036.65
7/31/98


8/1/98 -        $8,782.20                 $3,878.60                      $2,147.85               $14,808.65
11/30/98


12/1/98 -       $8,782.20                 $3,878.60                      $2,205.90               $14,866.70
11/30/99


12/1/99 -       $8,782.20                 $3,878.60                      $2,263.95               $14,924.75
3/31/00


4/1/00 -       $10,442.25                 $4,611.75                      $2,263.95               $17,317.95
12/31/00